                                                                    EXHIBIT 10.1

                               PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT (together with all schedules, exhibits and all ancillary agreements contemplated herein are hereinafter referred to as this "Agreement"), is entered into as of the 18th of August, 2002 by and between American Oriental Bioengineering, Inc. ("AOBO"), a Nevada corporation and Shujun Liu (the "Project Owner"), a natural person residing in the People's Republic of China ("China"). The Project Owner is Chairman of AOBO and is the sole owner of the protein peptide project (the "Project"). The Project is the subject of an independent valuation (the "Appraisal") by Vigers, an independent appraiser in Hong Kong. The Appraisal is attached as Exhibit A to this Agreement. Hereinafter, AOBO and the Project Owner are each referred to individually as a "Party" and collectively as "Parties".

                                    PREMISES

                            ------------------------

    Whereas, the Project Owner and AOBO believe the acquisition of the Project is of great importance to AOBO's expansion;

    Whereas, certain assets of the Project (the "Purchased Assets") including, but not limited to: (i) plant buildings, (ii) manufacturing equipment,
(iii) environmental control equipment, (iv) the right to produce products arising from the operation of the Project, and (v) the ownership rights to any intellectual property arising from the operations of the Project have an historical value of approximately $3,205,000; and,

    Whereas, the Project Owner owns 100% of the equity interest in the Project;

                                   AGREEMENT

                            ------------------------

    NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows.

                                   ARTICLE I
                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                      OF THE PROJECT AND THE PROJECT OWNER

    As an inducement to, and to obtain the reliance of AOBO, the Project Owner, for himself and on behalf of the Project, as applicable, represents and warrants as follows:

    Section 1.01--OWNERSHIP OF THE PROJECT. The Project Owner is the sole legal and beneficial owner of the Project free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.

    Section 1.02--VALID TRANSFER OF FULLY VESTED SHARES. The Project Owner has full right, power, and authority to transfer, assign, convey, and deliver his ownership of the Project. The delivery by the Project Owner of the ownership interest of the Project at the Closing (as described in Section 3.03 herein) will convey to AOBO good and marketable title to the Project, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.

    Section 1.03--ORGANIZATION OF PROJECT SHAREHOLDERS. The Project Owner has taken, or will have taken prior to Closing (as described in Section 3.03 herein), all actions required by law, or otherwise to

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authorize the execution and delivery of this Agreement. The Project Owner has or will have prior to Closing (as described in Section 3.03 herein), the full power, authority, and legal right and has or will have prior to Closing (as described in Section 3.03 herein), taken all action required by law to consummate the transactions herein contemplated.

    Section 1.04--ENFORCEABLE OBLIGATION. The transactions contemplated by this Agreement are the valid and binding obligations of the Project Owner, enforceable against the Project Owner, by AOBO in accordance with the terms of this Agreement.

    Section 1.05--NO CONFLICTS. The execution and delivery by the Project Owner of this Agreement, the performance by the Project Owner of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Project Owner or the Project to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any lien upon the Project Owner or the Project or any of their respective assets and properties under, any contract to which the Project Owner or the Project is a party or by which any of the Purchased Assets is bound.

    Section 1.06--GOVERNMENTAL AUTHORIZATIONS AND LICENSES. The Project Owner has, or will have upon Closing (as described in Section 3.03 herein), all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Project Owner of this Agreement and consummation by the Project Owner of the transaction contemplated hereby.

    Section 1.07--COMPLIANCE WITH LAWS AND REGULATIONS. The Project and the Project Owner each has complied with all applicable statutes and regulations except to the extent that noncompliance would not result in the occurrence of any material liability for the Project or for the Project Owner.

                                   ARTICLE II
                        REPRESENTATIONS, COVENANTS, AND
                               WARRANTIES OF AOBO

    As an inducement to, and to obtain the reliance of the Project Owner, AOBO represents and warrants as follows:

    Section 2.01--ORGANIZATION AND DUE AUTHORIZATION. AOBO is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not violate any provision of AOBO's articles of incorporation or bylaws. AOBO has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and AOBO has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

    Section 2.02--CAPITALIZATION AND OUTSTANDING SHARES. As of August 14, 2002, AOBO'S authorized capital currently consists of 20,000,000 shares of common stock, par value $0.01, of which 10,141,017 shares of common stock are issued and outstanding. All issued and outstanding shares are legally

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issued, fully paid, non-assessable and not issued in violation of the pre-emptive or other rights of any person.

    Section 2.03--APPROVAL OF AGREEMENT. The board of directors of AOBO has approved this Agreement and the transactions contemplated herein.

                                  ARTICLE III
                                PLAN OF EXCHANGE

    Section 3.01--THE EXCHANGE. The Project Owner agrees to assign, transfer, and deliver to AOBO, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the whole ownership interest of the Purchased Assets, as of the date of this Agreement, and AOBO agrees to issue and deliver: (i) the aggregate of 20,284,810 shares of AOBO's common stock to the individuals listed in Exhibit A hereto (the "Share Recipients") in the amounts set forth opposite the name of each, and
(ii) 1,000,000 shares of AOBO's preferred stock having a voting power of 25% of the combined voting power of AOBO's common and preferred stocks.

    Section 3.02--[Reserved]

    Section 3.03--CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be no sooner than twenty days after the filing with the Securities and Exchange Commission of an Information Statement on Form 14C disclosing the transactions contemplated by this Agreement ("Closing Date").

    Section 3.04--CLOSING EVENTS. At the Closing, each of the Parties hereto shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) the following:

    (a) in the case of the Project Owner, an originally-executed Bill of Sale for the Purchased Assets; and,

    (b) in the case of AOBO, stock certificates evidencing the share ownership of each of the Share Recipients as set forth on Schedule 3.04 hereto.

    Each Party shall also deliver such other items as may be reasonably requested by the other Party and/or their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

                                   ARTICLE IV
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF AOBO

    The obligations of AOBO under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

    Section 4.01--ACCURACY OF REPRESENTATIONS. The representations and warranties made by the Project Owner in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the Project Owner and each Project Shareholder shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

    Section 4.02--NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Project nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of the Project.

                                   ARTICLE V
            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PROJECT OWNER

    The obligations of the Project Owner under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

    Section 5.01--ACCURACY OF REPRESENTATIONS. The representations and warranties made by AOBO in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and AOBO shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Project prior to or at the Closing.

    Section 5.02--NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of AOBO nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of AOBO.

                                   ARTICLE VI
                                 MISCELLANEOUS

    Section 6.01--GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of New York.

    Section 6.02--RESOLUTION OF DISPUTES.

    (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one party has delivered to the other party a written request for such consultation (the "Consultation Date"). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either party, with written notice to the other party.

    (b) ARBITRATION. The arbitration shall be conducted in New York, New York under the auspices of the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. There shall be three arbitrators--one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. All arbitration proceedings shall be conducted in English. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties; either party may apply to any court of competent jurisdiction in the State of New York for enforcement of any award granted by the arbitrators.

    (c) During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue to abide by the terms of this Agreement.

    Section 6.03--ATTORNEY'S FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

    Section 6.04--SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

    Section 6.05--ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter thereof.

    Section 6.06--SURVIVAL; TERMINATION. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of three months. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties.

    Section 6.07--COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

    Section 6.08--AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

    Section 6.09--THIRD PARTY CONSENTS AND CERTIFICATES. The Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

    IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the day and year first above written.

AMERICAN ORIENTAL BIOENGINEERING, INC.

/s/ YANCHUN LI
------------------------
By:  Yanchun Li
Its: COO

/s/ SHUJUN LIU
------------------------
By:  Shujun Liu
     Project Owner

                                 SCHEDULE 3.04

    List of Project Shareholders and the number of shares of each is to receive pursuant to this Agreement:

Shujun LIU.............  11,484,810 common shares; 1,000,000 preferred shares
Chang Min WANG.........  1,500,000 common shares
Gui Xiang QIU..........  1,500,000 common shares
Wei HU.................  1,400,000 common shares
Zi Yun ZHOU............  1,500,000 common shares
Yan WANG...............  1,400,000 common shares
Sheng JIANG............  1,500,000 common shares

EXHIBIT A

                           APPRAISAL REPORT (REVISED)
                       BIOCHEMICAL ENGINEERING PROJECT OF
                            SOYBEAN PROTEIN PEPTIDE
                                   FIN0206034
                                 30TH JUNE 2002

                                  PREPARED BY
                            VIGERS HONG KONG LIMITED

CONTENT                                                       PAGE NO.
-------                                                       ---------
INTRODUCTION................................................     1-2

BASIS OF VALUATION..........................................       2

VALUATION METHODOLOGY.......................................       2

INVESTIGATION AND ANALYSIS..................................     2-3

ASSUMPTIONS.................................................       3

LIMITING CONDITIONS.........................................       4

OPINION OF VALUE............................................       4

GENERAL SERVICE CONDITIONS..................................       5

END OF REPORT

VIGERS HONG KONG LTD.
International Property Consultants
HONG KONG OFFICE
21/F STANDARD CHARTERED BANK BUILDING,                       KOWLOON OFFICE
4-4A DES VOEUX ROAD CENTRAL, HONG KONG.                      1GFMIRAMAR TOWER, 132                                   [illegible]
TEL: 2810 1100      FAX: 2810 1571                           NATHAN ROAD, KOWLOON
URL HTTP://WWW.VIGERS.COM                                                                    ISO 900: 1994
Estate Agent's Licence (Company) No.; C-004676               TEL: 2810 1100             Certificate No. CC896i
                                                             FAX: 2377 0118         Building Consultancy Departent

VIGERS HONG KONG LTD.
International Property Consultants

HONG KONG OFFICE
21/F STANDARD CHARTERED BANK BUILDING,
4-4A DES VOEUX ROAD CENTRAL, HONG KONG.
TEL: 2810 1100      FAX: 2810 1571
URL HTTP://WWW.VIGERS.COM
Estate Agent's Licence (Company) No.; C-004676

                                                             OFFICES
                                                             ASIA
                                                             Hong Kong
                                                             Singapore
                                                             Beijing
                                                             Shanghai
                                                             Guangzhou
                                                             Taipei
                                                             Seoul
                                                             Bangkok
                                                             Tokyo
                                                             Kuala Lumpur
                                                             Johor Bahru
                                                             Petaling Jaya
                                                             Penang
                                                             Sabah
                                                             Jakarta
                                                             Surabaya

REF.: JLG/HL/VA2891-2002

Date: 24th July 2002

The Directors
American Oriental Bioengineering Inc.
51 East 25th Street--Suite 401
New York City
United States of America

Dear Sirs,

    In accordance with your instructions, we have completed an appraisal of the fair market value of 100 per cent. interest in the biochemical engineering project of soybean protein peptide (referred to as the "Soybean Peptide"), researched, developed and with the extraction and production technical know-how owned by Mr. Liu Shu Jun (referred to as the "Mr. Liu"), for the production, marketing and sales of various functional Soybean Peptide healthy and medical tablets or powders (together referred to as the "Project") and submitted our findings m this report. This letter identifies the property appraised, describes the basis of valuation, investigation and analysis, assumptions, limiting conditions and presents our opinion of value. It is our understanding that this appraisal will be used by your company for the purpose of the acquisition of certain interest of the Project and our appraisal report will be incorporated in a public document. Our analysis was conducted for this purpose only and this report should be used for no other purposes.

    We confirm that we have made relevant enquiries and obtained such further information as we consider necessary for the purpose of providing our opinion of the fair market value of 100 per cent. interest in the Project as at 30th
June 2002 (referred as the "valuation date").

INTRODUCTION

    In the early of year 1996, Mr. Liu set up a biochemical engineering project for the study, research, development and extraction of plant protein peptide at Harbin Medical University of the Harbin City, Heilongjiang Province, The People's Republic of China (referred to as the "PRC"). During the five-year analysis, research and development, production, project management, and after hundreds of tests performed by various related technical consultations from various academic institutes including China Agricultural University, Institute of Chemistry of Chinese Academy of Sciences, Institute of Oceanology Chinese Academy of Sciences, Institute of Life of Beijing Tsinghua University, Shenyang Branch of Chinese Academy of Sciences, Northeast Agricultural University, Chinese Medicine University of Heilongjiang Province and Industrial University of Harbin, the biochemical engineering for the technical and designs, development and extraction of plant protein peptide from soybean has been completed in year 2000. As advised by the management of your company, Mr. Liu has already applied for the patent right of the technical know-how of As extraction and production of Soybean Peptide and the patent registration is expected to be available in December 2002 without obstacle.

    Soybean Peptide is a series of enzyme separated biologically functional active peptide substances derived from the soybeans as raw material and through the biochemical engineering process of cutting, decomposition, conversion and synthesis of soybean protein that can be easily absorbed by the body. It can meet the body's need for special high-energy nutrition, accelerate metabolism, and at the same time improve body immunity. As human body takes in the protein and absorbs it in me form of peptide therefore it can men be directly absorbed by the human intensive tracts. Thus the protein carrying amount and digestion absorption ratio are greatly increased. Soybean Peptide has multi effects in curing cancer, lowing blood pressure, pain relieving, curing diabetic disease and enhancing immunity ability, etc. Because of the fast adsorption rate and multi effects in various areas of the human body and in consideration of the heath concern by the general public, in addition to adsorb Soybean Peptide directly in the form of various tablets or powders, it can be regarded as an additive in various foods and beverages including milk, tea, coffee and bear etc. As advised by the management of your company, various functional Soybean Peptide healthy and medical tablets or powders will be developed, produced, promoted and marketed in the PRC throughout your company's existing sales network with various promotion programme including advertisements on me televisions and newspapers and buses, free trail sample to the potentials.

BASIS OF VALUATION

    We have appraised the Project on the basis of fair market value. Fair market value is defined as me estimated amount at which the property might be expected to exchange between a willing buyer and a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, with equity to both and with the buyer and the seller contemplating the retention of the business at its present location for continuation of current operations unless the breakup of the business or the sale of its assets would yield greater investment returns.

VALUATION METHODOLOGY

    The value of the Project has been developed through the application of discounted economic income method to discount future cash flows derived from the business back to present value.

    In this method, value depends on the present worth of future economic benefits to be derived from ownership of business operation. Thus, an indication of value is developed by discounting future free cash flows available for distribution to the business owners to their present worth at the market-derived rate of return, the unlevered cost of equity, appropriate for the risks and hazards of the business.

    The unlevered cost of equity is developed through the Capital Asset Pricing Model method ("CAPM"). The CAPM states that an investor requires excess returns to compensate for any risk that is correlated to the risk in the return from the stock market as a whole, but requires no excess return for other risks. Risks that are correlated with the return from the stock market arc referred to as systematic; other risks are referred to as nonsystematic. According to the CAPM, the cost of equity is equal to the return on risk-free securities, plus the average comparative business's systematic risk (beta), multiplied by the market risk premium, adjusted for increments for risk differentials of the business being valued versus the average comparative business, which include risk adjustment for size and other risk factors in relation to the comparative business.

INVESTIGATION AND ANALYSIS

    Our investigation mainly included review and analysis of relevant business and operational information of the Project and interview of your company's management regard.

    For the purposes of this appraisal, we have reviewed projected operational data of the Project as well as other relevant records and documents. We have also interviewed and discussed with the members of your company's management. We have assumed their accuracy and have not performed audit of the said information and relied to a very considerable extent on such information in arriving at our opinion of value.

    Before arriving at our opinion of value, we have also considered the following principal factors of the Project:

    --  the nature of the business from its inception;

    -- the economic outlook m general and the specific economic and competitive elements affecting each segment of the business;

    -- the business plan for the future development and projected operational data prepared by the company;

    --  market-derived investment returns of comparable business; and

    --  the risk factors of the business.

ASSUMPTIONS

    As the Soybean Peptide is an emerging and dynamic industry and is developing at a very rapid pace, the Project's business is subject to uncertainty and there is no assurance that the Project's business plans will materialise, a number of assumptions have to be established in order to sufficiently support our concluded value of the Project. The major assumptions adopted in this appraisal are:

    -- there will be no material changes in the existing political, legal, fiscal, foreign trade and economic conditions in the territory or other countries in which the Project carries on or intends to carry on business;

    -- there will be no material changes in the current taxation law in the territory or other countries in which the Project carries on or intends to carry on business, that the races of tax payable remain unchanged and that all applicable laws and regulations will be complied with;

    -- there will be no material changes in interest rates or foreign currency exchange rates from those currently prevailing;

    -- the number of consumers using Soybean Peptide in the territory or other countries in which the Project operates or intends to operate will grow as projected in the business plans prepared by your company;

    -- the Project will implement all the business, marketing and promotion plans as stated in the Project's business plans prepared by your company in order to meet the following two assumptions;

    -- sales growth of the Project will conform to the level as projected by your company;

    -- cost of sales and operating expenses of the Project will conform to the level as projected by your company;

    -- your company is able to renew the business registration before the expiry of yours articles and business registration certificate;

    -- all relevant legal approvals and business certificates or licenses to operate business in the territory or other countries in which the Project operates or intends to operate should be formally obtained and renewable before the expiry of your company's articles and business registration certificate;

    -- there will be a sufficient supply of technical staff in the industry in which the Project operates; and

    -- the Project will retain competent management, key personnel, and technical staff to support its ongoing operation and development.

LIMITING CONDITIONS

    We have made no investigation of and assumed no responsibility for the title to or any liabilities against the property appraised.

    This appraisal reflects facts and conditions existing at the valuation date. Subsequent events have not been considered, and we have no obligation to update our report for such events and conditions.

OPINION OF VALUE

    Based on the investigation and analysis stated above and on the appraisal method employed, in our opinion, the fair market value of 100 per cent. interest in the biochemical engineering project of soybean protein peptide for the production, marketing and sales of various functional Soybean Peptide healthy and medical tablets or powders, as at 30th June 2002 is reasonably stated by the amount of US DOLLARS FORTY MILLION FOUR HUNDRED AND SIX THOUSAND ONLY (US$40,406,000-).

    The opinion of value was based on generally accepted valuation procedures and practices that rely extensively on the use of numerous assumptions and consideration of many uncertainties, not all of which can be easily quantified or ascertained,

    We hereby certify that we have neither present nor prospective interests in the company or the property appraised and have neither personal interest nor bias with respect to the parties involved.

    This valuation report is issued subject to our general service conditions.

                                                             Yours faithfully,
                                                           For and on behalf of
                                                         VIGERS HONG KONG LIMITED

                                                           /s/ JOSEPH K.P. LEUNG
                                               --------------------------------------------
                                                             Joseph K.P. Leung
                                                             MRICS, AHKIS, RPS
                                                                 Director
                                                           Valuation Department

                           GENERAL SERVICE CONDITIONS

    The service(s) provided by Vigers Hong Kong Limited will be performed in accordance with professional appraisal standard. Our fee is not contingent in any way upon our conclusions of value or result. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, working papers or documents developed by us during the course of the engagement will be our property. We will retain this data for as long as we wish.

    Our report is to be used only for the specific purpose stated herein and any other use is prohibited. No reliance may be made by any third party on the report or part thereof without our prior written consent. You may show our report in its entirety including this General Services Conditions to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. No reference to our name or our report, in whole or in part, in any document you prepare and/or distribute to third parties may be made without our written consent.

    You agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses, or liabilities, including all fees of lawyers, including ours and the parties successfully suing us, to which we may become subject in connection with this engagement except in respect of our own negligence. Your obligation for indemnification and reimbursement shall extend to any person working for Vigors Hong Kong Limited, including any director, officer, employee, subcontractor, affiliate or agent. In the event we are subject to any liability in connection with this engagement, regardless the nature of the claim, such liability will be limited to the amount of fees we received for this engagement.

    We reserve the right to include your company/firm name in our client list, but we will maintain the confidentiality of all conversations, documents provided to us, and the contents of our reports, subject to legal or administrative process or proceedings. These conditions can only be modified by written documents executed by both parties.

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                                 END OF REPORT